ITC HOLDINGS CORP. Moderator: Pat Wenzel 03-16-06/10:00 a.m. CT
Moderator: Pat Wenzel
March 16, 2006
10:00 a.m. CT

Operator
Good day and welcome everyone to the ITC Holding Corp.’s Fourth Quarter and Year-End 2005 conference call and Webcast. This call is being recorded.
At this time for opening remarks and introductions, I’d like to turn the call over to Ms. Pat Wenzel. Please go ahead.

Pat Wenzel
Good morning and thank you all for joining us for ITC Holding’s 2005 Earnings conference call. Today we will be discussing our results for the fourth quarter and full-year 2005.
Joining me on today’s call are Joseph Welch, President and CEO of ITC Holdings and Edward Rahill, our Senior Vice President and CFO.
For your information, on March 14th, we issued a press release announcing that we will now be referring to our operating subsidiary, legally known as International Transmission Company, as ITCTransmission. Following our prepared remarks, we will open the lines to answer your questions.
Yesterday afternoon we issued a press release summarizing these results. Today we expect to file our Form 10-K with the Securities and Exchange Commission. The following is a Safe Harbor Statement.
Certain statements made during today’s call that are not historical facts such as those regarding our future plans, objectives and expected performance are forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent our outlook only as of today. While we believe that these statements and their underlying assumptions are reasonable, investors should know that actual results may differ from our projections and expectations because they are based on current facts and are subject to risks and uncertainties. A discussion of the risks inherent in our business that could cause these differences may be found in certain documents filed with the SEC such as our prospectus filed on July 26, 2005, our Third Quarter 10-Q filed on November 2, 2005 and our Form 10-K expected to be filed today. You should consider these factors when considering our forward-looking statements. We disclaim any obligation to update or alter our forward-looking statements except as required by law.
With that out of the way, I’ll now turn the call over to Joe.

Joseph Welch
Thanks, Pat, and thank all of you for joining us in our Fourth Quarter and Year-End 2005 Earnings call.
2005 has truly been an exciting year for the company. As we told many of you during the road show preceding our successful initial public offering, we believe this could be a near perfect business model.
Taking a look at 2005, we saw increased revenue. This coupled with the expiration of a rate freeze on December 31, 2004, we saw an increase in revenue of 62 percent to $205.3 million in 2005 as compared to $126.4 million in 2004. With the increased revenues, we were able to accelerate $14 million of our multi-year maintenance activities to the benefit to our customers in the form of increased electric reliability. Thanks to our formula rate and our healthy 13.88 percent return on equity, our capital investments help us to continue growing our company.
In fact, we are in the second year of our program to spend about $1 billion in capital investments for projects to improve the electric reliability in Southeastern Michigan, reduce congestion and lower the overall cost to deliver energy. This level of spending is necessary.
As all of you know, the infrastructure investments is supported by the U.S. Congress and the Federal Energy Regulatory Commission to bring the system back to the optimal operating conditions following a 30-year trend of underinvestment that ultimately led to the events such as Blackout of 2003.
With that brief introduction, let me pass the phone to Ed, who will bring you up to date on our fourth quarter financials and our annual financials in detail.

Edward Rahill:
Thanks, Joe. I would like to first discuss the fourth quarter results, then I will discuss the annual 2005 results.
For the fourth quarter 2005, we reported net income of $1.7 million or five cents per diluted share. This compares with a net loss of $(1.7) million or six cents earnings per diluted share in the same period of 2004. This significant improvement was due to the following, basically a revenue increase of about 61 percent to $46 million.
The $17.6 million increase over the same period of 2004 was driven primarily by three factors. First, the expiration of a rate freeze on December 31, 2004 which impacted us favorably in 2005 by approximately $13.4 million. The next factor is the expiration of the requirement to refund point-to-point revenues as of December 31, 2004, which resulted in $3.4 million of additional revenue. And lastly, a higher load due mainly to warmer weather, which resulted in additional revenue of $2.3 million.
On the expense side, operation and maintenance expenses were higher by $11.4 million, compared to the fourth quarter of last year. In light of the higher revenues we experienced in the summer of 2005, and due to the backlog of necessary field maintenance, we elected to accelerate certain multi-year planned activities last year. Also for the quarter, General and Administrative Expenses were up about $1.6 million primarily due to Sarbanes Oxley compliance efforts, higher insurance premiums and higher compensation and benefits due to personnel additions last year. Property taxes were lower by about one million due to the settlement of our appeals of prior property tax valuations, which allowed us to use lower tax valuation tables in 2005 than were used in 2004.
Now for the 2005 annual results, for the 12 months ended December 31st, we reported net income of $34.7 million, and earnings per diluted share of $1.06. Net income in 2004 was $2.6 million or eight cents per diluted share. Excluding the impact of the expense of $6.7 million, which was due to the termination of management agreements last year, earnings per diluted share would have been $1.19. Please refer to the earnings press release issued yesterday, which includes a reconciliation of the reported earnings per diluted share for this calculation. We think it will be of help to you.
The $78.8 million increase in 2005 revenues was again driven primarily by the three factors I mentioned earlier. I’ll review them quickly here. First, the expiration of the rate freeze December 31st, 2004, which increased revenues by about $57.3 million. Next, is the expiration of the requirement to refund point-to-point revenues as of December 31st. This added approximately $12.7 million in revenues. And lastly, due to the higher loads due to the warmer weather, which resulted in about a $5.5 million in additional revenues in 2005.
For the year-ended December 31, 2005, O&M was higher by about $23.8 million mainly from our decision to accelerate our field maintenance activities, which we previously discussed. G&A expenses increased approximately $800,000 mainly due to Sarbanes Oxley compliance efforts, higher insurance premiums and higher compensation and benefits due to personnel additions. And finally, property taxes for the year were lower by $2.8 million mainly because of the favorable settlements of 2004 property tax claims and by another $4.5 million because the use of approved lower property tax valuation tables in 2005. These reductions were partly offset by higher property taxes due to a higher plant balances.
And for 2006, we would like to share with you a few thoughts about what we think about the upcoming year’s results. Please remember that ITCTransmission operates under Attachment O, an annual rate setting mechanism, which calculates next year’s rate based on prior year’s revenue requirements and load. A new rate based on these factors from the calculation of calendar year 2005 results, will go into effect June 1, 2006. In addition to the new rate, starting June 1st, we will begin recovery of our rate freeze revenue deferral, which is approximately $4.5 million after tax in 2006.
Because 2005 was an exceptionally warm year, it generated a record demand on our system, 2005 revenues were higher compared to a normal year. As of now, we believe a more normal year should have a megawatt load of approximately 105,000 megawatts compared to the 110,900 that we experienced in 2005. When you do your projections for 2006, please keep this mind.
Also, 2005 was a year where we experienced higher point-to-point revenues. A few special rates have expired or will be eliminated in ’06. This will result in lower point-to-point revenues. This combined with the anticipated normal weather in ’06 as opposed to ’05, we expect 2006 point-to-point revenues to be approximately $8 to $12 million less than they were last year.
As mentioned earlier, because of our decision to accelerate planned maintenance from future years into 2005, it would not be unreasonable to see our O&M go down by about $18 million from the level it was in

2005. G&A expenses are expected to be $8 to $10 million higher in 2006 due to a full year of costs associated with additional staffing, and related costs and other costs associated with being a public company.
Finally, 2006 cap ex is expected to be at least $125 million with additions to rate base in the $110 to $120 million range before depreciation. You should refer to the 10-K for a more detailed description on the components of rate base. We could see additional capital investment spending in 2006 over the $125 million if we discover later in 2006 that the timing of certain projects can be accommodated.
When you think about first quarter results, it’s important to understand that the lower point-to-point revenues and higher G&A expenses will be impacting the first quarter of this year while our revenue increase is not scheduled to go into effect until June 1st. Hopefully this guidance will give you a direction of how to think about 2006 given weather normal conditions. The real growth story, however, is in 2007 when the impact of the last three years capital expenditures really begin to impact earnings.
Now I will turn it back to Joe to tell you more about the growth story.

Joseph Welch
Thanks, Ed, for the fine financial summary.
Let me summarize what you’ve heard and give you a little more insight into our business. We are uniquely positioned as the only publicly traded independent electric transmission utility to offer investors the opportunity to be a part of a company that is positioned to capitalize on the mandates of congress to the Federal Energy Regulatory Commission to rebuild and invest in the electric infrastructure of the United States.
FERC has given ITCTransmission the formula tariff that neutralizes it and its investors virtually from all the variables that affect a vertically integrated utility and allows us and our investors to focus on just our capital program. We truly have a nearly perfect business model.
So while we had a great year because of the weather, the real story is that we invested $117.8 million in capital improvements in the system and it’s this capital investment that will drive continuous growth in earnings now and in the future.
For 2006, we expect capital investments to be at least $125 million, and so you can see, we are well on our way to deploying the $1 billion that we told you about over the next six years.
It appears that some investors view us as a traditional utility. We are not a traditional utility. We don’t have commodity risks and we don’t trade energy or sell energy. Over time, our formula rate insulates investors from sales volume changes, interest rate changes and virtually all other external pressures that a normal utility must face. We are truly a growth company that as a side note pays a dividend.
Our capital expansion plan that we have completed sets us up for growth in earnings for 2007 and the capital expansion plan we are embarking on now will further drive our growth and earnings for 2008 and beyond. It’s because of the FERC approved formula tariff and our capital expansion, that we are continually excited about the growth prospects for ITC.
So with that, I’d like to open the call now to answer any questions that any of you may have.

Operator
Today’s question and answer session will be conducted electronically. If you’d like to ask a question, you may do so by pressing the star key followed by the digit one on your touch-tone telephone. If you’re using a speakerphone, if you could please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, ladies and gentlemen, it’s star one on your touch-tone phone to ask a question, and we’ll pause for just a moment to assemble our queue.
And we’ll take our first question from Dan Eggers, Credit Suisse.

Dan Eggers
Good morning.

Joseph Welch
Good morning.

Edward Rahill
Good morning, Dan.

Dan Eggers
First question, the cap ex number you guys keep finding places to re-deploy capital probably faster than we originally expected, can you give a little more color on where the ’06 increase is coming from? Is there any new project or larger projects going into that? And maybe a little color on, you know, where you could see additional (creep) over the 125 this year?

Joseph Welch
That’s a good question. First of all, actually if you step back from the kinds of forecasts that we’ve given, we’re actually growing into our capital program. And so if you look back in time, you know, we went from 41 to 80 (million) roughly, from 117 to 125 (million). And, you know, we have built organizational capacity here at ITCTransmission to maintain those kinds of capital expansions, but the plans themselves are still fundamentally focused on the rebuild of the 30-year old system that exists out there.
As you probably are well aware, about the mid-70’s is when investments actually stopped in transmission not only in this area but nationwide, and we’re just rebuilding that grid. And one of the things that we have to stay conscious of is we have to take this in small bites before we can take on the big projects, and the big projects are still a little bit down the road.

Dan Eggers
You saw, or we saw, I guess, recently PJM two projects being proposed as critical infrastructure projects. Do you have anything on the drawing board that would meet those standards from an MISO perspective or something that you could potentially expedite for a large scale project?

Joseph Welch
Well, we’re currently working on — with MISO — and we’re actually — we’re not in the announcing stages. We’re in the stages of working through some more detail work, of some large projects that we had told everyone about when we were on the road show. And we’re working through the process right now.
Ironically, both of those projects that you referenced, those large projects, if those are built, they will actually cause us to have to make additional investments in our system. Anytime you increase on element in an AC network, it has impacts on other elements in the network. And as a result of that, especially the AEP line, there will be parallel flows that are created as a result of that line and a good portion of that parallel flow will show up on the ITCTransmission grid. So, you know, we’ll have to start to upgrade our grid so that they can flow that whole projected power profile that they said they want to get through their line.

Dan Eggers
Oh, that’s interesting. What — obviously there’s a lot of, I guess, kind of tying these pieces together, there’s a lot of activity going on at FERC as far as a couple of commissioners being nominated, potentially a third one coming based on the rumblings. Can you give us any color, I guess, number one, on what you might know about the commissioners coming in? And then second, the commission so far has been, you know, very positive on development of independent transmission, particularly your company. How do you guys plan to manage that relationship with new commissioners as they come to ask to make sure your current deal sticks?

Joseph Welch
Yes. As we always said, we just want to stay being the poster child. And just as a matter of fact, from the development of ITC, from the very first days when we started to separate the assets when some of us were at DTE Energy, I have now worked through, the last count on my fingers, four (FERC) chairman starting with Jim Hoecker, Curt Hébert, then Commissioner Wood, and now, Chairman Kelliher. And each commissioner has — we’ve met with them. You know, they get to know what we’re doing, and you have to remember now that the one significant thing that has changed especially for Chairman Kelliher in this commission, that wasn’t there with some of the prior commissioners is that congress has now sent over a mandate for FERC to develop methods to, you know, to see how to incent infrastructure investment.
And so this is the first FERC that’s been given the orders, more or less, to start to really drive those incentives. And so, I think that we’re in the right spot in the regulatory policy world and we’re here to facilitate the marketplace, which is another one of FERC’s mandates to go by competitive marketplace, at least at the wholesale level. And so, I think we’re going to stay in good stead for a lot of years to come because there’s a lot of work to do.

Dan Eggers
Got it. I hate to take up so much time, but just one last question. Obviously, some of your large customers in Michigan are going through a pretty tough time, and we’re hearing talk of plant closures and the like from the auto manufacturers. How does that or does that affect your investment program? Does that create any resistance to you guys, you know, spending a billion dollars on infrastructure over the next five years?

Joseph Welch
Well, let me — let me answer that question with a couple of answers. While there have been announcements of plant closures and — but there’s also been the announcement that there’s going to be plant additions. And when you look at the net of everything that’s happened at least to date, we here in Southeast Michigan, ITCTransmission service territory is net gainers. General Motors will make some additions, even though they’re making closures in other places, they’re making additions in Southeast Michigan. Their additions offset totally the announced Ford closures that are coming. One of our big projects that we’re building this year is in part to serve some of that additional GM load. And so, the auto and the large manufacturing in general, have been steadfast and that they need to get the improvement in reliability.
Before we did the road show, we met with the large customers to glean their support and one of the folks from one of the large manufacturers told me that this was the first time in a decade that they had gone through an order without a transmission related production problem in their manufacturing facility. So, we’re making the improvements, they know we’re on the right track. I can honestly tell you that even the governor of the State of Michigan has met with us to tell us that, you know, her charge is to get the infrastructure in Michigan built for the new development of projects in the future.
So, I think we’re in the right spot.

Dan Eggers
Great. Thank you, guys.

Operator
And as a reminder, ladies and gentlemen, it is star one on your touch-tone phone to ask a question. It’s star one and we’ll pause for just a moment.
And with no further questions in the queue, we’d like to turn the conference back over to management for any additional or closing remarks.

Pat Wenzel
This concludes the question and answer portion of our call. Before I end the call, I’d like to thank everyone who participated today. Anyone wishing to hear the conference call replay available through March 23rd, should dial toll free, 888-203-1112, pass code 5237804. The Webcast of this event will be archived on the ITC Holdings Web site at http://investor.itc-holdings.com.
Good bye and have a great day.

Operator
That does conclude today’s conference call. We thank you for your participation and you may disconnect at this time.
END